Exhibit 99.1

UDR Announces Appointment of New Director

Denver, CO. (December 18, 2013) – UDR, Inc. (the “Company”) (NYSE: UDR), a leading multifamily real estate investment trust, today announced the appointment of a new member to its Board of Directors, Mark R. Patterson, effective January 1, 2014. With the addition of Mr. Patterson, the Company’s Board will total 9 members, 8 of which are independent.

“We are very pleased to have Mark join our Board,” said Jim Klingbeil, Chairman of the Company’s Board of Directors. Mr. Klingbeil continued, “Mark possesses deep expertise in the real estate sector, as well as executive leadership experience as the CEO of a public company. I am confident that Mark will make a valuable contribution to our long-term success.”

Mr. Patterson, age 53, has been CEO and Director at Boomerang Systems, Inc., a leading U.S. manufacturer of automated parking systems and fully automated self-storage systems since 2010. Prior to joining Boomerang Systems, Mr. Patterson was a real estate consultant (2009 to 2010) and had spent five years at Merrill Lynch (2005 to 2009), where his titles included Co-Head of Global Commercial Real Estate and Global Head of Real Estate Investment Banking. Before joining Merrill Lynch, Mr. Patterson was with Citigroup from 1989 to 2005, where he was the Global Head of Real Estate Investment Banking since 1996. Prior to this, Mr. Patterson served in various roles at Chemical Realty Trust and Arthur Andersen and Company. Since 2011, Mr. Patterson has served as a director of General Growth Properties, Inc.

The Company’s Board of Directors retained the search firm Korn Ferry to assist in finding and screening director candidates.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of September 30, 2013, UDR owned or had an ownership position in 53,656 apartment homes including 2,068 homes under development. For 41 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

Contact: UDR, Inc.

Chris Van Ens, UDR, Inc.

cvanens@udr.com

720-348-7762